Exhibit 10.18

CERTAIN MATERIAL (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS DOCUMENT FOR CONFIDENTIALITY PURPOSES.

October 27, 2025

Mark Reisenauer
[***]
Dear Mark:

I am pleased to provide this letter agreement setting forth the key terms and conditions for you to serve as the Chief Executive Officer (“CEO”) of Assertio Holdings, Inc. (the “Company”) reporting to the Board of Directors of the Company (the “Board”) with an agreed upon start date of today.

1.Duties; Responsibilities. You will have such duties and responsibilities as are customary for a Chief Executive Officer. As discussed it is currently expected that (i) the Company’s legal/compliance, finance and HR functions will report directly to you, (ii) we will work together to determine the appropriate reporting structure for medical affairs and clinical development to ensure independence from the Company’s commercial functions, and (iii) all other functional areas will report up to you, indirectly, through the Company’s President and Chief Operating Officer. You will devote substantially all of your business time and attention to the performance of your obligations, duties and responsibilities as CEO of the Company.

This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time, “Other Commitments”) that would interfere with your full-time obligation to the Company or otherwise create a conflict of interest with the Company, provided, however, that you are permitted to remain a member of the Commercial Launch and Medical Affairs Advisory Board of Autolus Therapeutics (or one replacement external board seat to be reviewed with the Board in advance), in each case as long as it also does not create a conflict of interest. By signing this letter agreement, you confirm to the Company that you have disclosed in writing to the Company all current or expected future Other Commitments, and you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company, or otherwise conflict with such duties.

2.Base Salary. For your service as CEO, you will be paid a base salary at the annual rate of $800,000 (the “Base Salary”), prorated for partial years and payable in accordance with the Company’s standard payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.Annual Cash Incentive Opportunity. Because your start date is after September 30th, under the terms of the Company’s Amended and Restated Annual Bonus Plan, you are not eligible for a cash bonus with respect to your service as CEO for the remainder of calendar year 2025. For your service as CEO, beginning with respect to calendar year 2026, you will be eligible to earn a cash bonus with a target opportunity equal to 85% of your Base Salary (the “Bonus”), with the actual amount of the Bonus determined by the Board in its sole discretion based upon the achievement of performance goals agreed upon between the CEO and the Board. You shall be subject to, and comply with, all Company policies and guidelines applicable to you, including, without limitation, the Company’s claw back policy and stock ownership guidelines as in effect from time to time.

4.Equity Awards. In connection with your commencement of employment, you will be granted an initial stock option award to acquire 1,000,000 shares of Company common stock (the “Option”) at an exercise price equal to the closing price of the common stock on the date of grant, and an award of 500,000 restricted stock units (the “RSUs”), in each case, pursuant to the Company’s Amended and Restated 2014 Omnibus Incentive Plan (the “Equity Plan”). It is anticipated that the grant date of such Option and RSU’s will be two full trading days after the release of the Company’s third quarter earnings (ie, November 13, 2025). Subject to your continued employment, the Option and RSUs will vest one third each year over a three-year period commencing with your start date. You will continue to be eligible for annual grants made pursuant to the Equity Plan. Subject to your continued employment on the date the Company makes its annual grants to employees under the Equity Plan in 2026, which is anticipated to occur in February 2026, you will become eligible for a 2026 grant under the Equity Plan consisting of a stock option award to acquire 400,000 shares of Company common stock at an exercise price equal to the closing price of the common stock on the grant date, and that would vest one third each year over a three-year period commencing with the grant date, subject to your continued employment.
5.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board.

6.Employee Benefits: Indemnification Agreement. You will be eligible to participate in the employee benefit plans made available to similarly situated employees of the Company from time to time, subject to applicable plan terms. You will also enter into the Company’s updated form of Management Continuity Agreement for senior executives (the “MCA”) which includes severance protections under Change in Control and Non-Change in Control situations; [***]. Details outlined in Appendix A. You will also continue to have rights under your Indemnification Agreement which you entered into upon joining the Board effective January 2, 2025.

7.Confidentiality & Restrictive Covenant Agreement: Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality & Restrictive Covenant Agreement, a copy of which will be included as Appendix B below.

8.Reimbursement of Certain Expenses. The Company shall promptly reimburse you for all reasonable business expenses incurred by you in connection with the business of the Company and in accordance with and subject to the terms of the Company’s business reimbursement expense policy as in effect from time to time.

9.Withholding. All payments hereunder shall be subject to all applicable tax withholdings. As we discussed, you will consult your tax professional about your individual tax implications arising from compensation from Assertio.

10.Entire Agreement. This letter agreement, together with your Management Continuity Agreement, Indemnification Agreement and Employee Confidentiality & Restrictive Covenant Agreement, constitute the entire understanding of the parties hereto with regard to the subject matter contained herein.

11.Governing Law. This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

12.Counterparts. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

We are very excited to have you serve the Company as CEO. Please confirm your agreement to the terms specified in this letter agreement by signing below.

/s/ Heather L. Mason
Heather L. Mason Chairman of the Board

AGREED AND ACKNOWLEDGED:

/s/ Mark L. Reisenauer
Mark L. Reisenauer

APPENDIX A
Severance Terms

Your Management Continuity Agreement (“MCA”) will provide that, in the event (A) the Company terminates your employment other than for (i) Cause, (ii) death or (iii) Disability, or (B) you resign for Good Reason (each as defined in the MCA), in either case after the effective date and outside of the Change in Control Period (as defined below), you would be entitled to receive the following severance benefits, provided you sign the release of claims attached to your MCA remain in compliance with the terms of Appendix B below:

a)payment of base salary for eighteen (18) months after the effective date of the termination;

b)payment of the full cost of the health insurance benefits provided to you and your spouse and dependents through the earlier of the end of the eighteen (18) month period following the date of termination or the date upon which you are no longer eligible for such COBRA or other benefits under applicable law;

c)payment of any earned but unpaid annual bonus for the year immediately preceding the year of termination, to be paid at the time the Company pays bonuses with respect to such year to its executives generally; and

d)outplacement services not to exceed $5,000 per month for up to three consecutive months.

Your MCA will also provide that, in lieu of the foregoing benefits, in the event (A) the Company terminates your employment other than for (i) Cause, (ii) death or (iii) Disability, or (B) you resign for Good Reason (each as defined in the MCA), in either case after the effective date and within the period beginning ninety (90) days prior to a Change in Control (as defined in the MCA) and ending twenty-four (24) months following a Change in Control (the “Change in Control Period”), you would be entitled to receive severance benefits as follows:

a)a lump sum cash payment in an amount equal to the sum of:
i.two (2) times the higher of the base salary which you were receiving immediately prior to the Change in Control, or the base salary you were receiving immediately prior to your termination of employment, plus
ii.two (2) times your annual target bonus;

b)payment of the full cost of the health insurance benefits provided to you and your spouse and dependents through the earlier of the end of the twenty-four (24) month period following the date of termination or the date upon which you are no longer eligible for such COBRA or other benefits under applicable law;

c)payment of any earned but unpaid annual bonus for the year immediately preceding the year of termination, to be paid at the time the Company pays bonuses with respect to such year to its executives generally;

d)outplacement services not to exceed $5,000 per month for up to three consecutive months; and
e)100% of your unvested option shares, restricted stock, restricted stock units, other equity-based awards and other long-term incentive awards shall become immediately vested, and payment with respect to any open periods of performance-based awards will be calculated as set forth in the applicable award agreement or, if not specified therein, based on achieving the target level of performance.

This summary of the terms of the MCA does not purport to be complete and is qualified in its entirety by reference to the full text of the MCA, a copy of which will be provided to you before your offer letter agreement is signed by you and the Company. In the event of any conflict between this Appendix A and the MCA, the terms and conditions of the MCA shall prevail.

APPENDIX B

EMPLOYEE CONFIDENTIALITY & RESTRICTIVE COVENANT AGREEMENT

In partial consideration and as a condition of my employment, or my continued employment, with ASSERTIO HOLDINGS, INC., a Delaware corporation (which together with any parent, subsidiary, affiliate, or successor is hereinafter referred to as the "Company"), and effective as of the date that my employment with the Company first commenced, I hereby agree as follows:

1.NON-COMPETITION

During my employment with the Company, I will perform for the Company such duties as it may designate from time to time and will devote my full time and best efforts to the business of the Company and will not, without the prior written approval of (i) an officer of the Company if I am not an executive officer of the Company or (ii) the Board of Directors of the Company if I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer, or competitor of the Company. During my employment with the Company and for 12 months after termination of my employment, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity: (c) own any business (other than less than 3% ownership in a publicly traded company) that sells Competing Products in the Restricted Territory; (d) work in the Restricted Territory for any person or entity that sells Competing Products, in any role: (i) that is similar to any position I held with the Company during the 24 months preceding the termination of my employment, or (ii) that may cause me to inevitably rely upon or disclose the Company’s Confidential Information.

“Competing Products” means any products that have the same or substantially similar mechanism of action and are sold in the same therapeutics or tumor type market as the Company’s products are sold or are being developed by the Company to be sold.

“Restricted Territory” means the geographic territory over which I had responsibility during the 24 months preceding the termination of my employment.

2.CONFIDENTIALITY OBLIGATION

I will hold all Company Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the Company's premises any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Company employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of the Company. "Confidential Information" is all information related to any aspect of the Company's business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise.

Confidential Information includes but is not limited to products, inventions, ideas, discoveries, designs, methods, formulas, assays, cell lines, software, databases, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, know-how, licenses, data, financial information and forecasts, business plans, product plans, pricing information, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, marketing plans and strategies, and customer lists. “Confidential Information” does not include information that (a) is in the public domain or information that is generally known in the trade; (b) has become publicly known through no violation of an obligation of non- disclosure by any person or entity; (c) was obtained by me from a third party who, to my knowledge, obtained such information through no violation of an obligation of non-disclosure by any person or entity; (d) has been approved for disclosure in writing by the Company; or (e) has been disclosed pursuant to a requirement of law, but only to the extent such disclosure is required.
The obligations under this Section 2 are in addition to and not in lieu of any other rights or obligations, at law or in equity, to maintain the confidentiality of the Confidential Information, including under any applicable state’s Uniform Trade Secrets Act and any other applicable “trade secret” laws. As to Confidential Information that constitutes a trade secret, the obligations under this Section 2 shall last for as long as the item qualifies as a trade secret under federal or state law. As to Confidential Information that does not constitute a trade secret, the obligations under this Section 2 shall last during my employment and for three (3) years following the termination of my employment with the Company.

I understand that nothing contained in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (the “Government Agencies”). I also understand that this Agreement does not limit my ability to communicate with any of the Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Government Agencies, including providing documents or other information, without notice to the Company.

Pursuant to 18 USC Section 1833(b), I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to the employee’s attorney and use the trade secret information in the court proceeding if I: (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.

3.INFORMATION OF OTHERS

I will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. I will not, during my employment with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto the Company's premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.

4.COMPANY PROPERTY

All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies, relating to the Company's business that I possess or create as a result of my employment with the Company, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of my employment, I will promptly deliver all such materials to the Company and will sign and deliver to the Company a "Termination Certificate" provided by the Company.

5.OWNERSHIP OF INVENTIONS

All products, inventions, ideas, discoveries, designs, methods, formulas, assays, cell lines, software, databases, algorithms, trade secrets, works of authorship, mask works, developments, processes, techniques, improvements, and related know-how which result from work performed by me, alone or with others, on behalf of the Company or from access to the Company Confidential Information or property whether or not patentable, copyrightable, or qualified for mask work protection (collectively "Inventions") shall be the property of the Company, and, to the extent permitted by law, shall be "works made for hire." I hereby assign and agree to assign to the Company or its designee, without further consideration, my entire right, title, and interest in and to all Inventions, other than those described in Section 6 of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions. I will disclose promptly and in writing to the individual designated by the Company or to my immediate supervisor all Inventions which I have made or reduced to practice. During my employment and for four years after, I will assist the Company (at its expense) to obtain and enforce patents, copyrights, mask work rights, and other forms of intellectual property protection on Inventions.

6.EXCLUDED INVENTIONS

Attached hereto as Schedule 6 is a list of all inventions, improvements, and original works of authorship which I desire to exclude from this Agreement, each of which has been made or reduced to practice by me prior to my employment by the Company. If no list is attached to this Agreement, or if I have completed Schedule 6 by writing "None," there are no inventions to be excluded at the time of my signing of this Agreement. I understand that this Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company.

7.PRIOR CONTRACTS

I represent that there are no other contracts to assign inventions that are now in existence between any other person or entity and me. I further represent that I have no other employments, consultancies, or undertakings which would restrict or impair my performance of this Agreement.

8.AGREEMENTS WITH THIRD PARTIES

I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

9.NON-SOLICITATION

To the fullest extent permitted under applicable law, from the date of this Agreement until twelve (12) months after the termination of this Agreement for any reason (the “Restricted Period”), I will not, without the Company’s prior written consent, directly or indirectly, Solicit, or attempt to solicit, any current or former Company employee or consultant who was employed/engaged with the Company within six (6) months of the date of Employee’s termination, and about whom Employee has had material personal contact with, supervised or managed, or otherwise possesses Confidential Information or the Company’s goodwill that would assist the recruitment or solicitation of the person, to leave his or her employment with the Company, either for myself or for any other person or entity. I agree that nothing in this Section 9 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period.

During my employment and for 12 months after termination of my employment, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity solicit or accept business from any customer or prospective customer of the Company with whom, during the last 24 months of my employment, I (i) personally performed services for or provided products to, (ii) dealt on behalf of the Company, (iii) bore responsibility for the Company, or (iv) otherwise possess Confidential Information, Company trade secrets, or Company goodwill that would assist me in the solicitation of the Customer, if the products or services that customer intends to purchase are similar to products or services offered by the Company.

“Solicit” means: (a) any comments, conduct or activity that would influence a customer’s decision to continue doing business with the Company, regardless of who initiates contact; (b) any comments, conduct or activity that would influence an employee’s or consultant’s decision to resign his/her employment with the Company or accept employment with my new company, regardless of who initiates contact; and (c) any comments that would interfere with the relationship of the Company and the employee, consultant, or customer.

10.NO EMPLOYMENT AGREEMENT

I agree that unless specifically provided in another writing signed by me and an officer of the Company, my employment by the Company is not for a definite period of time. Rather, my employment relationship with the Company is one of employment at will and my continued employment is not obligatory by either myself or the Company. In accordance with Section 14 of the Company’s Corporate Governance Guidelines (as in effect on the date hereof) I will offer to resign from any position in which I serve as a member of the Board of Directors of the Company within one day after my resignation, removal or retirement as an officer of the Company.

11.MISCELLANEOUS

11.1Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, excluding those laws that direct the application of the laws of another jurisdiction.

11.2Reasonability; Severability

I acknowledge and agree that the restrictions contained in this Agreement with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that I have had the opportunity to review the provisions of this Agreement with my legal counsel. In particular, I agree and acknowledge that the Company is currently engaging in business and actively marketing its services and products throughout the Restricted Territory, the Company expends significant time and effort developing and protecting the confidentiality of its methods of doing business, technology, customer lists, long term customer relationships and trade secrets and such methods, technology, customer lists, customer relationships and trade secrets have significant value and that the Company would suffer irreparable harm if I breach this Agreement. However, if, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

11.3Injunctive Relief; Consent to Jurisdiction; Attorneys’ Fees

I acknowledge and agree that damages will not be an adequate remedy in the event of a breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain, without posting bond, specific performance and preliminary and permanent injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. Further, I will be responsible for all attorneys’ fees, costs and expenses incurred by the Company to enforce this Agreement. I hereby submit myself to the jurisdiction and venue of the courts of the State of Illinois for purposes of any such action. I further agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of the Company.

11.4Binding Effect; Waiver

This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives, and assigns of the parties. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
11.5Headings

The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

11.6Entire Agreement; Modifications

This Agreement contains the entire agreement between the Company and the undersigned employee concerning the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

IN WITNESS WHEREOF, I have executed this Employee Confidentiality & Restrictive Covenant Agreement as of the

27th day of October 2025

/s/ Mark L. Reisenauer
Signature

Mark Reisenauer
Name of Employee

Address: [***]

RECEIPT ACKNOWLEDGED:

ASSERTIO HOLDINGS, INC.

/s/ Sam Schlessinger
Sam Schlessinger
Executive Vice President, General Counsel

SCHEDULE 6 (TO APPENDIX B)

(Excluded Inventions, Improvements, and Original Works of Authorship)

Identifying Number
Title    Date    or Brief Description
     NONE